UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

EASTBRIDGE INVESTMENT GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-52282	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 University Avenue, #17 Palo Alto, California	94301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (650) 566-5064

8040 E. Morgan Trail, Unit 18
Scottsdale, Arizona
(480) 966-2020
___________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Amendment No. 3 to the Agreement and Plan of Merger

On February 6, 2013, EastBridge Investment Group Corporation (“EastBridge” or the “Company” or “Parent”), CBMG Acquisition Limited, a British Virgin Islands company and the Company’s wholly-owned subsidiary (“Merger Sub”) and Cellular Biomedicine Group Ltd., a British Virgin Islands company (“CBMG”, and collectively with EastBridge and Merger Sub, the “Parties”) amended that certain Agreement and Plan of Merger (the “Merger Agreement” and the amendment, “Amendment No. 3”) previously entered into on November 13, 2012, as amended on January 15, 2013 and January 31, 2013.  The transactions under the Merger Agreement as amended are referred to as the “Merger”.

In Amendment No. 3 the parties agreed to (i) reduce the number of additional directors to be appointed to the board of directors at closing from seven to five; (ii) amend officer titles such that Steve Wen Tao Liu shall be Chief Executive Officer, Wei (William) Cao shall be President, and Andrew Chan shall be Chief Financial Officer and Secretary; and (iii) provide CBMG with a five (5) day grace period for payment to EastBridge Sub of the $500,000 payment due at closing.  In addition, the parties agreed to the following additional covenants: (1) the Company will pursue a change in its corporate name to “Cellular Biomedicine Group, Inc.” as soon as practicable and no later than 60 days following the Closing Date, (2) the Company will assign all right title and interest to all pre-merger assets and liabilities to EastBridge Investment Corp., a newly formed wholly owned subsidiary of the Company (“EastBridge Sub”), (3) the Company will use commercially reasonable efforts to obtain and put in place a D&O insurance policy post-closing, (4) the Company will observe and be bound by the restrictions on the conduct of business set forth in Section 6.1(a)(i)-(xix) of the Merger Agreement until the change in the composition of the board of directors has taken effect, and (5) Norm Klein, Keith Wong, and Steve Wen Tao Liu shall be appointed to the Board of Directors of EastBridge Sub.  A copy of Amendment No. 3 is attached as Exhibit 2.4 hereto.

The Merger was completed on February 6, 2013.  For a description of the Merger and certain information regarding the acquired company (CBMG), see Item 2.01 below under the heading “ABOUT CELLULAR BIOMEDICINE GROUP”.

Executive Employment Agreements

At the closing of the Merger, the Company entered into executive employment agreements with each of Wen Tao (Steve) Liu, Wei (William) Cao and Andrew Chan (the “New Officers”) dated February 6, 2013 (each an “Employment Agreement,” collectively, the “Employment Agreements”).  Pursuant to their Employment Agreements, the New Officers will receive an annual base salary of $150,000.  The New Officers are also eligible to participate in the Company’s Amended and Restated 2011 Incentive Stock Option Plan (the “Plan”) and receive an option grant thereunder for the purchase of common stock of the Company at the discretion of the board of directors of the Company (the “Board”).  The term of the New Officers’ employment agreements are effective as of February 6, 2013 and shall continue for three years thereafter.  After the three year term, if the New Officers continue to be employed, they will be employed on an at-will basis and their agreements shall automatically renew for successive one year terms, until and unless their employment is terminated.

If during the initial three year period following February 6, 2013, the New Officers are terminated for any reason other than death, disability, Cause (as defined in their Employment Agreements) or for no good reason, the Company shall be obligated to: (i) pay a severance amount equal to one times the New Officer’s base salary; (ii) accelerate and vest in full the New Officer’s stock options; (iii) subject to the New Officer’s election to receive COBRA, pay for the executive’s COBRA premiums during the twelve month period commencing with continuation coverage for the month in which the date of termination occurs.

If the New Officer’s employment with the Company is not assumed and the New Officer’s employment is terminated by the Company, upon or within two years following the date of a Change in Control (as defined in the Employment Agreement), the Company will (i) pay the New Officer a severance amount equal to two times the New Officer’s base salary; (ii) accelerate and vest the New Officer’s stock options effective immediately upon the date of termination within the two year period following the occurrence of a Change in Control; and (iii) subject to the New Officer’s election to receive COBRA, pay for the New Officer’s COBRA premiums during the twelve month period commencing with continuation coverage for the month in which the date of termination occurs.  The Employment Agreements for the New Officers are attached as Exhibits 10.2, 10.3 and 10.4 hereto.

Non-Executive Director Agreement – Tony Liu

The Company entered into an agreement with independent non-executive director Mr. Tony Liu, under which he will be paid $30,000 per year (prorated daily based on a 360 day year for any portion of the year if he serves for less than a full term) for his services as a director.  Mr. Liu is also eligible to receive a non-qualified option grant under the Plan which shall constitute up to 0.1% of the total outstanding number of shares of the Company and includes other terms to be determined by the Board and or/its Compensation Committee as the Board may determine.  The description of the letter agreement with Mr. Liu does not purport to be complete and is qualified in its entirety by reference to the full text of the form of director letter agreement which is included as Exhibit 10.5 to this Current Report on Form 8-K and also incorporated by reference herein.

Indemnification Agreements

In connection with the completion of the Merger, the Company entered into indemnification agreements with each newly elected or appointed non-independent member of the Board of Directors of the Company and each newly appointed executive officer of the Company (each a “Non-Independent Indemnity Agreement”), which provides that the Company will indemnify such director and/or executive officer under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or executive officer of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s by-laws. However, no indemnification pursuant to the Non-Independent Indemnity Agreement shall be paid by the Company in the event that Indemnitee resigns as an officer of the Company within the one year period following the date of the agreement.  The description of the Non-Independent Indemnity Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form which is included as Exhibit 10.6 to this Current Report on Form 8-K and also incorporated by reference herein.

In connection with the completion of the Merger, the Company also entered into an indemnification agreement with the newly elected or appointed independent member of the Board of Directors of the Company (an “Independent Director Indemnity Agreement”), which provides that the Company will indemnify such director and/or executive officer under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or executive officer of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s by-laws.  The description of the Independent Director Indemnity Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Independent Director Indemnity Agreement, a form of which is included as Exhibit 10.7 to this Current Report on Form 8-K and also incorporated by reference herein.

Lockup Agreement

The Company is a party to a lockup agreement with Global Health Investment Holdings Ltd., which is a significant stockholder of the Company.  The lockup agreement was entered into between Global Health and CBMG on January 21, 2013, and assumed by the Company on the closing date of the merger on February 6, 2013.  Under the agreement, Global Health agreed for a period of one year after the closing date of the Merger to (i) not offer, sell, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any of the Company’s common stock or any securities convertible into or exchangeable or exercisable for the Company’s common stock, or publicly announce an intention to effect any such transaction, in connection with Global Health’s shares, or exercise any right with respect to the registration of its shares, or file or cause to be filed any registration statement in connection with its shares without prior written consent of the Company; or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of Global Health’s shares without prior written consent of the Company.  A copy of the lockup agreement is attached as Exhibit 10.8 hereto.

Deferred Compensation Arrangement with Former Officers

On February 5, 2013, the Company entered into a Deferred Compensation Agreement with Keith Wong and Norman Klein (the “Former Executives”), in which the Company agreed to: (i) pay its Former Executives certain accrued unpaid cash compensation consisting of $676,839 payable to Keith Wong and $459,300 payable to Norman Klein; and (ii) pay on August 31, 2013, a cash bonus payment of $204,723 to Mr. Wong and $152,577 to Mr. Klein.  A copy of the Deferred Compensation Agreement is attached as Exhibit 10.9 hereto.

Termination of EastBridge Employment Agreements with Norman Klein and Keith Wong

Effective as of February 6, 2013, Norman Klein and Keith Wong’s employment agreements with EastBridge were terminated.

EastBridge Sub Employment Agreements with Norman Klein and Keith Wong

On February 6, 2013, EastBridge Sub, a wholly-owned subsidiary of the Company, entered into employment agreements with Norman Klein and Keith Wong (each a “Subsidiary Employment Agreement,” collectively, the “Subsidiary Employment Agreements”).

Pursuant to Mr. Wong’s Subsidiary Employment Agreement with EastBridge Sub, Mr. Wong is entitled to an annual base salary of $240,000.  Mr. Wong shall is also eligible to participate in the Company’s Plan and receive an option grant to purchase 30,000 shares of the Company’s common stock with an exercise price equal to the volume weighted average or the price per share of the Company common stock as quoted on the OTCQB for the three trading days preceding February 6, 2013.

The option grant shall vest over a two year period at a rate of 1,250 shares per month and shall be controlled by the terms and conditions set forth in a Notice of Grant and Stock Option Agreement approved by the board of directors of the Company or compensation committee thereof.  A copy of Keith Wong’s Subsidiary Employment Agreement is attached as Exhibit 10.10 hereto.

Pursuant to Mr. Klein’s Subsidiary Employment Agreement with EastBridge Sub, Mr. Klein is entitled to an annual base salary of $180,000.  Mr. Klein shall is also eligible to participate in the Company’s Plan and receive an option grant to purchase 30,000 shares of the Company’s common stock with an exercise price equal to the volume weighted average or the price per share of the Company common stock as quoted on the OTCQB for the three trading days preceding February 6, 2013.  The option grant shall vest over a two year period at a rate of 1,250 shares per month and shall be controlled by the terms and conditions set forth in a Notice of Grant and Stock Option Agreement approved by the board of directors of the Company or compensation committee thereof.  A copy of Norman Klein’s Subsidiary Employment Agreement is attached as Exhibit 10.11 hereto.

The Subsidiary Employment Agreements are effective as of February 6, 2013 and shall continue for three years thereafter unless earlier terminated.  After the three year term, Mr. Wong and Mr. Klein shall continue to be employed on an at-will basis and their employment agreements automatically renew for successive one year terms until terminated.

If during the initial three year period following February 6, 2013, Mr. Klein or Mr. Wong are terminated for any reason other than death, disability, Cause (as defined in their employment agreements) or for no good reason, EastBridge Sub shall be obligated to: (i) pay a severance amount equal to two times the executive’s base salary; (ii) accelerate and vest in full the executive’s stock options; (iii) subject to the executive’s election to receive COBRA, pay for the executive’s COBRA premiums during the twelve month period commencing with continuation coverage for the month in which the date of termination occurs.

If Keith Wong or Norman Klein’s employment with EastBridge Sub is not assumed and the their employment is terminated by EastBridge Sub, upon or within two years following the date of a Change in Control (as defined in the Subsidiary Employment Agreements), EastBridge Sub will (i) pay the executive a severance amount equal to two times the executive’s base salary; (ii) accelerate and vest the executive’s stock options effective immediately upon the date of termination within the two year period following the occurrence of a Change in Control; and (iii) subject to the executive’s election to receive COBRA, pay for the New Officer’s COBRA premiums during the twelve month period commencing with continuation coverage for the month in which the date of termination occurs.

Item 2.01.    Completion of Acquisition or Disposition of Assets

Description of the Merger with CBMG

On November 13, 2012, EastBridge and Merger Sub entered into the Merger Agreement with CBMG, pursuant to which CBMG was the surviving entity in the Merger. On February 6, 2012, the Parties executed all documents and filed the Plan of Merger with the registrar of the British Virgin Islands.  Upon consummation of the Merger, CBMG shareholders were issued 3,638,932 shares of common stock, par value $0.001 per share, of EastBridge (the “EastBridge Common Stock”) constituting approximately 70% of the outstanding stock of EastBridge on a fully-diluted basis and the current EastBridge shareholders will retain 30% of the Company on a fully-diluted basis.  Specifically, each of CBMG’s ordinary shares (“CBMG Ordinary Shares”) were converted into the right to receive 0.020019 share of EastBridge Common Stock.

A copy of the plan of acquisition, consisting of the Agreement and Plan of Merger dated November 13, 2012 and Amendments 1, 2 and 3, are included as Exhibits 2.1, 2.2, 2.3 and 2.4 hereto.  The Company intends to file financial statements of the acquired company, CBMG, in addition to pro forma financial information, in an amendment to this Current Report on Form 8-K.

Also in connection with the Merger, the Company created a new Delaware subsidiary named EastBridge Investment Corp. (“EastBridge Sub”).  Pursuant to a Contribution Agreement by and between EastBridge and EastBridge Sub dated February 5, 2013 (the “Contribution Agreement”), EastBridge contributed all of its current assets and liabilities to a newly formed, wholly-owned subsidiary of the Company named “EastBridge Investment Corp.,” which will continue the current business and operations of EastBridge at the subsidiary level.  A copy of the Contribution Agreement is attached as Exhibit 10.1 hereto.

The Merger was subject to customary closing conditions, including, among other things, (a) approval by the shareholders of CBMG, (b) resignations of the departing directors and officers of EastBridge, Merger Sub and CBMG, and (c) execution of certain ancillary agreements, including, but not limited to, executive employment agreements with EastBridge, compliance certificates, lock up agreement and opinions of counsel, as referenced in Article VII of the Merger Agreement.

Pursuant to the Merger Agreement, CBMG agreed to transfer funds to EastBridge (or EastBridge Sub post-merger) as follows: (i) $500,000 to EastBridge upon execution of the Merger Agreement, (ii) $500,000 to EastBridge Sub within 5 days of the Closing Date (as defined in the Merger Agreement), (iii) $1,500,000 to EastBridge Sub upon the earlier to occur of (x) the listing of EastBridge Common Stock on a U.S. national exchange or (y) 90 days after the Closing Date; and (iv) $950,000 to EastBridge Sub upon the earlier to occur of (x) receipt by EastBridge or CBMG of not less than $15 million in gross proceeds from a debt or equity financing or (y) 90 days after the Closing Date.

The Company intends to change its corporate name to “Cellular Biomedicine Group, Inc.”

ABOUT CELLULAR BIOMEDICINE GROUP

For purposes of this Item 2.01, “CBMG”, “we”, “us” or “our” each refer to Cellular Biomedicine Group Ltd., which is now a wholly-owned subsidiary of the Company, together with its business, operations, subsidiaries and controlled entities).

CBMG Business Overview

Cellular Biomedicine Group is a biomedicine company with operations in China, engaged in the development of new treatments for cancerous and degenerative diseases utilizing proprietary cell technologies, which include without limitation, TC-DCs (tumor cell specific dendritic cells) for treatment of a board range of cancers, haMPC (human adipose-derived mesenchymal progenitor cells) for treatment of joint disease, huMPC (human umbilical cord-derived mesenchymal progenitor cells), MNP (human embryo-derived motor neuron progenitor precursor cells) and NP (human embryo-derived neuronal progenitor precursor cells) for treatment of central nervous system diseases.

We are focused on developing and marketing the “gold-standard” of cell-based therapeutic products to treat serious chronic and degenerative diseases including cancer, osteoarthritis, tissue damage as a result of stroke, spinal muscular atrophy, various inflammatory diseases, joint degeneration and metabolic diseases. We have developed proprietary practical knowledge in the use of cell-based therapeutics that we believe could be used to help a great number of people suffering from “no-hope” diseases.

We have successfully acquired, transferred, commercialized and advanced thirty years of research and human treatment experience in progenitor cells and cancer cell technology. Our cellular research and development is the result of collaboration between scientists and doctors in the United States and China.

Our primary target market is Greater China.  Our product candidates are currently used to treat patients in proof-of-concept clinical studies conducted in China. Based on our results to date, we believe that our product candidates have the potential of becoming safe and effective treatment options for degenerative debilitating conditions. We believe that the results of our proof-of-concept studies will support expanded preclinical and clinical trials with a larger population of patients, which we expect to carry out through the network of authorized treatment centers throughout Greater China to which we license the use of our product candidates.

History and Development of CBMG

We were founded in 2009 as a specialty biomedicine company by a team of seasoned Chinese-American executives, scientists and doctors.  Our corporate headquarters are in Palo Alto, California.  In 2010 we established a GMP facility in Wuxi, and in 2012 we established a U.S. FDA GMP standard protocol-compliant manufacturing facility in Shanghai. Our focus has been to monetize the rapidly growing health care market in China by marketing and commercializing stem cell and immune cell therapeutics, related tools and products from our homegrown cell technology, as well as utilizing exclusively in-licensed intellectual properties.

Our treatment focal points are cancer, neurodegenerative and other degenerative diseases comprised of knee Osteoarthritis (KOA), Spinal Muscular Atrophy (SMA), Amyotrophic Lateral Sclerosis (ALS) and Stroke.  Our in-licensed product candidate Tumor Cell Targeted Dendritic Cell (TC-DC) has successfully completed a U.S. FDA Phase II clinical trial for the treatment of Metastatic Melanoma.  Under internationally accustomed drug administration reciprocity we are utilizing this proven data in a synergistic, analogous China-based SFDA Phase I/II Clinical Trial for the treatment of Liver Cancer, and a Phase II/III Clinical Trial for the treatment of Metastatic Melanoma. We use the patient’s own proliferating, self-renewing cancer cells and immune cells to provide a clean source of tumor antigens, without contamination from extraneous cells.  We are confident that we are able to utilize the skin cancer data for other potential cancer treatments.  In addition, we are planning to start allogeneic Mesenchymal Stem Cells (MsC) preclinical studies in Lupus and Diabetes. The company has also exclusively in-licensed Motor Neuron Precursor Cell and Neuronal Cell technology and plans to launch trials in ALS, SMA, and Stroke. As the cancers which our technology targets all have relatively low survival rates, annual incidence (number of new cases) is roughly equivalent to existing served available market.  If a disease span is long, the number of patients will be accumulative and larger than new cases per year.  There are 300,000 new cases of Hepatocellular Carcinoma (HCC) per year in China.  There are 80,000 new cases of Metastatic Melanoma, with those diagnosed to be Stage IV having a median survival time of 18 months.   Additionally, there are 15 million people aged 60 or older with KOA in China.  In terms of Spinal Muscular Atrophy Type I (SMA-I), there are about 1,000 newborns with SMA-I disease in China annually. The median life span of these children is less than 6 months. Adult incidence is approximately 2 million in China.

Our plan calls for 120, 60 and 30 patients respectively in clinical trials for the treatment of each of the Cancers, KOA, and SMA. We have employed a multinational Contract Research Organization (CRO) to manage trial design and to minimize errors and delays.  The first safety/efficacy milestone report for the Cancer and KOA clinical trials are scheduled in the third quarter of 2013. The first revenue-generating patients relating to these trials are scheduled for first half of 2014.

We have a long term joint venture with California Stem Cell Inc. (CSC). Under our joint venture arrangement we hold an exclusive license from CSC to develop and market Cancer (TC-DC), Motor Neuron Precursor Cells (MNP) and Neuronal Precursor Cells in greater China and Taiwan.  These methodoligies enable us to conduct certain clinical trials and commercialization.  Recently we paid CSC a $1 million milestone payment for the completion of the transfer of MNP/NP technology to our laboratory facility in Shanghai. Under our joint venture arrangement, we are obligated to pay a 2% royalty to CSC for sales derived from CSC in-licensed technology, and 5% of the post-listing net proceeds from the JV’s first public listing in the event that the JV itself conducts an initial public offering.  In addition to support from CSC’s California-based team of scientists and medical professionals, we have built an experienced team capable of refining methodologies and protocols used in clinical applications, which includes R&D and manufacturing experts to maintain quality control and achieve rapid time to market.  In cancer trials we are able to accelerate our clinical trial period in China by using U.S.-proven data in addition to the different regulatory approaches taken by the SFDA and MOH, and therefore able to reduce the time required to complete clinical trials by 75%, and conduct them at an overall cost substantially less than the cost of a typical Stage I/II clinical trial conducted in the U.S.

Our four unique lines of TC-DC, adult adipose-derived, umbilical cells, and neural stem cells enable us to create multiple cell formulations in treating specific medical conditions and diseases, as well as applying single cell types in a specific treatment protocol.  Management believes that our adult adipose-derived line will become commercially viable and market-ready within a year.  Our facilities are certified to meet the international ISO, ANSI and other applicable standards.  In addition to standard protocols, we use proprietary processes and procedures for manufacturing our cell lines, comprised of:

●	Cell banking processes that insure cell preservation and viability
●	DNA identification for stem cell ownership
●	Bio-safety testing at independently certified laboratories.

About Regenerative Medicine

Regenerative medicine is the “process of replacing or regenerating human cells, tissues or organs to restore or establish normal function”.  Cell therapy as applied to regenerative medicine holds the promise of regenerating damaged tissues and organs in the body by rejuvenating damaged tissue and by stimulating the body's own repair mechanisms to heal previously irreparable tissues and organs.  Medical cell therapies are classified into two types: Allogenic (cells from a third-party donor) or Autologous (cells from one’s own body), with each offering its own distinct advantages. Allogenic cells are beneficial when the patient’s own cells, whether due to disease or degeneration, are not as viable as those from a healthy donor. Similarly, in cases such as cancer, where the disease is so unique to the individual, autologous cells can offer true personalized medicine.

Cord Blood and Regenerative Medicine

Because a person’s own (autologous) cord blood stem cells can be safely infused back into that individual without being rejected by the body’s immune system, and because they have unique characteristics compared to other sources of progenitor cells, they are an increasing focus of regenerative medicine research.

Current estimates indicate that approximately 30% of the world population could benefit from regenerative medicine.  With autologous cells, there is no risk of rejection from the immune system, so physicians and researchers are only performing these potential cord blood therapies on children who have their own stem cells available.

Researchers are exploring the use of cord blood stem cells in regenerative medicine applications including Type 1 Diabetes, cardiovascular repair, treatment of brain injury (such as cerebral palsy), and wound repair, and preclinical research is being conducted for treatments of stroke and hearing loss.

Demand for Cell-Based Therapies

Cell-based therapies utilizing progenitor cells now represent a market of approximately $50 billion with an expected growth rate of 15% compounded annually, projected to reach an estimated $88 billion by 2014 (see The Regenerative Medicine Report: Part II, MDB Capital Group (January 2011)). We believe that an increasing portion of healthcare spending both in China and worldwide will be directed to cell and tissue based therapies, driven by an aging population, and because cell therapy treatments could become the safest, most effective, and cost-effective method for treating chronic disease for millions of patients.

Chronic and degenerative diseases such as cerebral palsy, Autism, cardiovascular diseases, spinal cord injury, autoimmune diseases, cartilage loss, Alzheimer’s, Parkinson’s, and many others are major threats to public health and the solvency of health systems worldwide.  Current treatments for these diseases cannot meet medical needs. Cell therapy is a new technology that has the potential to alleviate much of the burden of these chronic and degenerative diseases in a cost-effective manner.

Approved cell therapies have been appearing on the market in recent years.  In 2011, however, the industry was dealt two setbacks when Geron Corporation discontinued its embryonic program, and when Sanofi-Aventis acquired Genzyme Corporation and did not acquire the product rights relating to the allogeneic cell technology of Osiris Therapeutics, Inc., a partner of Genzyme and a leader in the field. In both cases there were difficulties navigating the U.S. regulatory requirements for product approval.  Inadequate trial designs were cited in the executive summary of the 2012 New York Stem Cell Summit Report as contributing to these failures.

The number of cell therapy companies that are currently in Phase 2 and Phase 3 trials has been gathering momentum, and we anticipate that new cellular therapy products will appear on the market within the next several years.

The field of regenerative medicine can be categorized into major subfields as follows:

●
Cell Therapy.  Cell therapy involves the use of cells, whether derived from adults, children or embryos, third party donors or patients, from various parts of the body, for the treatment of diseases or injuries. Therapeutic applications may include cancer vaccines, cell based immune-therapy, arthritis, heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and brain or spinal cord injuries. This subfield also includes the development of growth factors and serums and natural reagents that promote and guide cell development.

●
Tissue Engineering.  This subfield involves using a combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs, or using a mixture of technology in a bioprinting process. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Therapeutic applications may include heart patch, bone re-growth, wound repair, replacement neo-urinary conduits, saphenous arterial grafts, inter-vertebral disc and spinal cord repair.

●
Diagnostics and Lab Services.  This subfield involves the production and derivation of cell lines that may be used for the development of drugs and treatments for diseases or genetic defects. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells and cell-based diagnostic tools.

Cell Therapy

All living complex organisms start as a single cell that replicates, differentiates (matures) and perpetuates in an adult through its lifetime. Cell therapy is aimed at tapping into the power of cells to prevent and treat disease, regenerate damaged or aged tissue and provide cosmetic applications. The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore bone marrow and blood and immune system cells damaged by chemotherapy and radiation used to treat many cancers. These types of cell therapies have been approved for use world-wide and are typically reimbursed by insurance.

Over the past number of years, cell therapies have been in clinical development to attempt to treat an array of human diseases. The use of autologous (self-derived) cells to create vaccines directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials.  Dendreon Corporation’s Provenge therapy for prostate cancer received FDA approval in early 2010.  Researchers around the globe are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells for the treatment of numerous organ diseases or injuries, including those of the brain and spinal cord.  Cell therapies are also being evaluated for safety and effectiveness to treat heart disease, autoimmune diseases such as diabetes, inflammatory bowel disease and bone diseases. While no assurances can be given regarding future medical developments, we believe that the field of cell therapy is a subset of biotechnology that holds promise to improve human health, help eliminate disease and minimize or ameliorate the pain and suffering from many common degenerative diseases relating to aging.

Cell Therapy Development for Chronic Diseases

We are developing our business in cell therapeutics and capitalizing on the increasing importance and promise that adult stem cells have in regenerative medicine.  Our most advanced candidate involves adipose-derived mesenchymal stem cells, and we are evaluating the use of autologous cells to treat knee osteoarthritis (KOA).

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. Adult stem cells are found in the bone marrow, in peripheral blood umbilical cord blood and other body organs. For over 40 years, physicians have been using adult stem cells to treat various blood cancers, and only recently has the promise of using adult stem cells to treat a myriad of other diseases begun to be realized.

Within the adult stem cell classification, the use of cells is either autologous (meaning donor and recipient/patient are the same) or allogeneic (donor and recipient are different people). The use of allogeneic stem cells will be appropriate for certain disease conditions while autologous will have its advantages depending on the indication and therapeutic goal.

Strategy

Our strategy is to commercialize both home grown and partnered cellular medicine technologies in a safe and efficient manner, and achieve a leading position in the China specialty pharmaceutical market for cell therapeutics.  China has a bifurcated cell regulatory pathway, different than the singular path in the United States.  Autologous cell therapy is treated as Class III medical technology and requires a shorter trial period.  Our near term revenue application (KOA) falls under this category.  By applying U.S. Standard Operating Procedures (SOPs) and protocols and following authorized treatment plans in China we believe we are differentiated from our competition as we have first mover’s advantage and a fortified barrier to entry.

Additionally, CBMG participates in the formulation of stem cell policy in China as a member of the Class III Medical Technology Approval Committee within the Chinese Doctor’s association, an advisory body for the State Food & Drug Administration (SFDA) and Ministry of Health (MOH) on stem cell policy and regulatory affairs. We believe that few competitors in China are as well-equipped as we are in the clinical trial development, diversified U.S. FDA protocol compliant manufacturing facilities, regulatory compliance and policy making participation, as well as a long-term presence in the U.S. with U.S.-based executives and investor base.

We intend to continue develop our business by adding other proven domestic and international biotechnology partners to provide our products and services to the China health care market.

Our Technology: Cellular Technology Platforms

In order to expedite fulfillment of patient treatment CBMG has been actively developing technologies and products with a strong IP fortification, including human adipose-derived mesenchymal progenitor cells (haMPC) for Knee Osteoarthritis (KOA) and other indications, and human umbilical cord derived mesenchymal progenitor cells (huMPC) for Systemic Lupus Erythematosus (SLE) and other indications. CBMG has also been actively engaging in in-license partnerships with world leading scientists and companies, including tumor cell specific dendritic cells (TC-DC) therapy for Hepatocellular Carcinoma (Liver Cancer) treatment.

According to Policy published by the Ministry of Health (MOH) of China in Sept 2009, cell therapies based on stem cells and immune cells are classified as Class III Medical Technology, resulting in a regulatory process that is less vigorous than that for chemical and biological drugs which require preclinical data and three phases of clinical trials.  Instead, Class III therapies typically require only safety phase and efficacy phase clinical studies. Recently, the MOH has been looking to regulate cell therapies based on the source of origin of the cells: autologous cells (patient’s own cells) or allogeneic cells (from other donors). Autologous cell therapy is likely to be continuously regulated as Medical Technology, while allogeneic cell therapy may be regulated as a drug. Importantly, CBMG’s products in development for KOA and HCC are completely autologous based cell therapies that may take a much shorter time to complete the clinical study to commercialization process.

CBMG has two cGMP facilities in Shanghai and Wuxi, China that meet international standards and have been certified by the Chinese State Food and Drug Administration (SFDA). In any precision setting, it is vital that all controlled-environment equipment meet certain design standards. To achieve this goal, our Shanghai cleanroom facility undergoes a top-to-bottom yearly calibration and validation from ENV Services, Inc., an ISO-accredited, US-based testing and certification company, and has received and maintained an ISO-14644 cleanroom certification. Additionally, our facilities have been certified to meet the ISO-9001 Quality Management standard by SGS Group, and accredited by the American National Bureau of Accreditation (ANBA).  These cGMP facilities make CBMG the only company in China with facilities that have been certified by U.S.- and European-based, FDA authorized ISO accreditation institutions.

In total, our cGMP facilities have over 13,000 sq. ft. of cleanroom space with the capacity for eight independent cell production lines and a manufacturing capability for over 5,000 patients for autologous cell therapies per year. In addition, CBMG has two cell banks located in Shanghai and Wuxi facilities with a storage capacity to host more than 200,000 individual cell sources. There is also a 400 sq. ft. SFDA-standard products quality control center and an 800 sq. ft. laboratory with state of the art equipment.   Our cell banking services include collection, processing and storage of cells from patients.  This enables healthy individuals to donate and store their stem cells for future personal therapeutic use.

Most importantly, CBMG has a manufacturing and technology team with more than 30 years of relevant experience in China, England, and the USA.  All of these factors make CBMG a high quality cell products manufacturer in China.

Adipose-Derived Stem Cell Therapies

Adult mesenchymal stem cells can currently be isolated from a variety of adult human sources, such as liver, bone marrow, and adipose (fat) tissue. The advantages in using adipose tissue are that it is a one of the richest sources of pluripotent cells in the body, the easy and repeatable access to fat via liposuction, and the simple cell isolation procedures that can begin to take place even on-site with minor equipment needs.

These very cells have the capability to differentiate into bone, cartilage, tendon, skeletal muscle, and fat under the right conditions. As such, human adipose-derived Mesenchymal Progenitor Cells (haMPC’s) are an attractive focus for medical research and clinical development.  Importantly, we believe both allogenic and autologously sourced haMPC’s may be used in the treatment of disease.  Numerous studies have provided preclinical data that support the safety and efficacy of allogenic and autologously derived haMPC, offering a choice for those where factors such as donor age and health are an issue.

Additionally, certain disease treatment plans call for an initial infusion of these cells in the form of Stromal Vascular Fraction (SVF), an initial form of cell isolation that can be completed and injected within ninety minutes of receiving lipoaspirate. The therapeutic potential conferred by the cocktail of ingredients present in the SVF is also evident, as it is a rich source for preadipocytes, mesenchymal stem cells, endothelial progenitor cells, T regulatory cells and anti-inflammatory macrophages.

Knee Osteoarthritis (KOA)

Osteoarthritis (OA) is a degenerative disease of the joints. Knee osteoarthritis (KOA) is one of the most common types of OA. Pathological manifestation of OA is primarily local inflammation caused by immune response and subsequent damage of joints. Restoration of immune response and joint tissues are the objective of therapies.

Fifty-three percent of KOA patients will degenerate to the point of disability. Conventional treatment usually involves invasive surgery with painful recovery and physical therapy. Currently, patients suffering from osteoarthritis in China number approximately 40 million people. Of these, approximately 70% suffer from knee osteoarthritis (KOA). As drug-based methods of management are ineffective, some 1.5 million patients with this disability will degenerate to the point of requiring artificial joint replacement surgery every year. However, only forty thousand will actually be able to undergo replacement surgery, leaving the majority of patients to suffer from a life-long disability due to lack of effective treatment.

Human adipose-derived mesenchymal progenitor cells (haMPC’s) are currently being considered as a new and effective treatment for osteoarthritis, with a huge potential market. In 2009, the worldwide market for orthopedic, tissue repair and cell therapy related products reached $3.6 billion, and sales are expected to reach $5.5 billion in 2014.

Under current Chinese law, stem cell therapy has been approved by the Chinese Ministry of Health as a Category III medical technology. To bring this haMPC-based KOA therapy to market, the market strategy to apply haMPC’s to KOA indications is to: A) Establish regional laboratories that comply with cGMP standards in Shanghai and Beijing that meet Chinese Ministry of Health approval; B) File joint applications with Class AAA hospitals near our laboratories to use haMPC’s to treat knee osteoarthritis in a clinical trial setting.

With CBMG’s KOA therapy, a mere 50ml of adipose tissue is obtained via liposuction from the patient. Stromal Vascular Fraction (SVF) is prepared using 25 millimeters of adipose tissue for immediate injection into the knee area, with the remaining tissue to be further processed to purify, expand and banked haMPCs for additional injections 1 and 3 months later.

CBMG’s proprietary SVF purification method and subsequent haMPC proliferation and processing knowhow enable haMPC therapy to be a low cost, safe, and effective treatment for KOA. Additionally, banked haMPCs can continue to be stored for additional use in the future. CBMG, in partnership with Renji Hospital and Shanghai Jiaotong University, will enter a Phase I/II clinical trial in using haMPC’s to apply to KOA indications according to Chinese regulatory requirements. Upon the completion of Phase II of the clinical trial (expected by end of December 2013), CBMG will then be free to partner with other Class AAA hospitals and apply for MOH approval in the use of haMPC’s in KOA therapy.  Before the conclusion of the clinical trial, CBMG will file a joint technology license application with partnered hospitals to MOH for haMPC-based KOA therapy. Hospitals that have received license approval are then able to offer haMPC-based therapy as a product, with haMPC preparation and production being done by CBMG, with the hospital receiving appropriate cell therapy fees determined by local government guidelines. CBMG will charge a cell therapy technology service fee to the hospital.

In order to expand our KOA therapy, new Class AAA hospitals will need to successfully complete a confirmatory clinical trial (post-market study) involving a total of 10-20 patients, in order to jointly apply to MOH for a license to carry out haMPC-based KOA therapy. In this manner, CBMG will be able to build a network of Class-AAA hospitals for clinical applications.

Independent research and development work can be done with CBMG’s haMPC isolation and culture kit, as well as standardizing technical training and the clinical treatment program. This will ensure the quality of KOA cell therapy technology and act as an accelerated marketing tool.

Systemic Lupus Erythematosus

Systemic lupus erythematosus, commonly known as lupus, is an incurable disease that turns the body’s immune system against itself, eating away at skin, kidneys, nervous system and joints. The current standard of treatment in more severe cases of lupus involves the use of immunosuppressive drugs to control the disease, but often leads to many negative side-effects making this treatment option difficult for the patient by affecting quality of life, as immunosuppressant therapy is often life-long.

Recent studies have shown that human adipose-derived mesenchymal progenitor cells (haMPC’s) have the capability to modulate and suppress the immune response in tissue where inflammation is occurring. As haMPC’s have also been proved to have little to no threat of rejection from the host’s immune system, these cells have the potential to become the basis of a new therapy for lupus patients.

Twelve patents applications have been filed and to date five have been granted. Our IP attorney’s analysis report shows CBMG’s IP portfolio has no infringement of other patents in the China market.

Hepatocellular Carcinoma (HCC)

China accounts for about 40% of liver cancer deaths globally and about 300,000 new cases of hepatocellular carcinoma (HCC; 90% of liver cancer are HCC) per year. Aggressive surgical resection of tumors is one of the primary treatment options for patients with HCC. However, post-surgery 2-year recurrence rate of HCC is still over 51%. In 2009, the market for cell-based cancer therapies reached $2.7 billion, and is expected to reach $7.5 billion in 2014.

CBMG has exclusive rights to develop and market tumor cell-dendritic cell (TC-DC) therapy for late stage HCC in greater China. As of January 2013, our HCC therapy has officially begun a Phase I clinical trial.

Recent scientific findings indicate that tumors contain specialized cells that allow for the generation of new tumors. Named cancer stem cells, these cells are responsible for both tumor metastases and recurrence. The central concept behind CBMG’s technology is to immunize against these cancer stem cells.

Tumor stem cell specific dendritic cell (TC-DC) therapy was developed by Dr Robert Dillman through more than 20 years of clinical research in Hoag Cancer Center, California. The core idea of the TC-DC technique is to activate a patient’s immune system by exposure of cancer stem cell antigens to the key antigen presenting cells, dendritic cells (DC). In order to expose cancer stem cell antigens effectively, cancer tissue from patients is digested and its cancer stem cell is expanded and co-cultured with the patient’s own DCs in vitro. Together with GM-CSF the patient’s DCs are loaded with fixed cancer stem cells are administered back to the patient in order to boost the patient’s immune system to recognize cancer stem cell antigens and then effectively eliminate them.

The safety and efficacy profiles of TC-DC are outstanding based on Phase II clinical trial of TC – DC therapy for metastatic melanoma (see Dillman, R.O., et al. 2009. Phase II Trial of Dendritic Cells Loaded with Antigens from Self-Renewing, Proliferating Autologous Tumor Cells as Patient-Specific Antitumor Vaccines in Patients with Metastatic Melanoma: Final Report.  Cancer Biotherapy and Radiopharmaceuticals, Volume 24 Number 3). The most recent phase II clinical trial of metastatic melanoma has shown five-year survival rate is 54% in treatment group, and this therapy can significantly reduce the rate of tumor recurrence and metastasis, improve patient quality of life and extended lifetime.

According to existing laws, this technology is considered a Category III medical technology and is managed and approved by the Ministry of Health. The current market strategy is for CBMG to partner with Class-AAA hospitals to set up either on-site or localized cGMP standard cell biology laboratories, and apply to MOH for Phase I/II clinical trials to useTC-DC therapy for liver cancer. Upon completion of these clinical trials, partnered Class-AAA hospitals will jointly file applications to MOH for a license to treat liver cancer using TC-DC technology. For the hospitals that have received a license, CBMG will provide liver cancer targeted DC cells, with the hospital charging appropriate cell therapy fees to the patient as determined by local government guidelines. CBMG will then charge an immune cell therapy service fee to the hospital.

CBMG has partnered with California Stem Cell (CSC) to develop a new cancer immunotherapy to combat this disease. In this technology, the patient’s dendritic cells are harvested and educated to trigger an effective immune response against cancer stem cells derived from the patient’s tumor.

CBMG has been contracted by CCT (China Cell Technologies), a joint venture entity owned by CBMG and CSC, to develop and conduct clinical trials with Chinese hospitals in China.  The work related to cell manufacturing will be carried out by CSC in CBMG’s facility as a proprietary technology, which is owned and operated by CSC’s staff working in China.   CSC and CBMG will enter into negotiation of a Supplier Agreement including pricing, quantity, quality specification and logistics for all reagents required in order to manufacturing such a proprietary process in China.

CSC will study resources required in order to decide when to start a second cancer program in the CBMG facility.  CBMG desires to have the second cancer program kick off as soon as possible.

CBMG will coordinate with CSC’s study and be ready to contribute investment in the facility and equipment, if required. We and CSC intend to further clarify each respective party's rights and responsibilities with respect to the cancer program under our agreement, in the near future.

CBMG will continue to perform independent R&D work on cancer stem cell immunotherapy technology on lung cancer, which has the highest tumor incidence rate in China, and Type IV glioma, which has the lowest 5-year survival rate.

One of the primary difficulties in administering effective cancer therapy is in the uniqueness of the disease – no two cancers are the same. Importantly, CBMG sources both immune and cancer cells directly from the patient, and our completely autologous approach to cancer therapy means that each dose is specific to each individual.

Using our cell production platform, CBMG has the ability to process, prepare and produce cancer stem cells directly from patient tissue. These cells are then purified and irradiated, and combined with specialized immune cells to destroy the cancer stem cells from which tumors arise. This therapy is delivered to the patient in the form of a minimally invasive subcutaneous injection.

After receiving resected tumor tissue at our lab, the first step is to perform an enzyme digest that breaks down the solid tumor into individual cells. These cells then enter a process and purification stage, where contaminating cells are eliminated. The next step is to establish a cell line in the expansion phase, which typically takes 6 weeks, depending on the quality and proliferation rate of the sample. Also during this stage, the patient undergoes a leukapheresis procedure in which circulating white blood cells are extracted, and further processed into dendritic cells in the lab. In the last step, the patient’s dendritic cells are combined with irradiated cancer stem cells and thus learn the particular cancer’s “signature”, and finally these dendritic cells are delivered over a series of subcutaneous injections.

Other Technologies

Cellular Biomedicine Group has fully licensed and transferred technology from California Stem Cell to produce clinical-quality motor neuron and neuronal progenitor cells from human embryonic stem cells (hESC’s). These stem cell-derived motor neurons have potential applications in treating amyotrophic lateral sclerosis (Lou Gehrig’s disease), a condition caused by a loss of both spinal and upper motor neurons, and spinal muscular atrophy (SMA), where neurons simply waste away and die. Both of these diseases have no known cure, and are extremely debilitating.

CBMG has developed a stem cell line called human umbilical cord derived mesenchymal progenitor cells (huMPC). These huMPCs have a tremendous capacity for self-renewal whilst also maintaining their multipotent ability to differentiate into osteoblasts, adipocytes, and chondrocytes as well as myocytes and neurons.

The youngest, most potent huMPCs are obtained from umbilical cord tissue, called Wharton’s jelly, which is normally discarded as medical waste after the birth of a newborn. This tissue, called Wharton’s jelly, contains a much higher concentration of huMPC’s compared to cord blood. Researchers have shown that allogeneic huMPCs have therapeutic effects in cerebral palsy, Autism, cardiovascular diseases, spinal cord injury, autoimmune diseases, cartilage damage, Alzheimer’s, Parkinson’s, and many other degenerative diseases. CBMG has built a huMPC line with a high safety profile and preliminary evidence suggests therapeutic use in systemic lupus erythematosus (SLE) and cerebral palsy (CP).

Intellectual Property Portfolio

CBMG has built strong intellectual property portfolio to fortify its freedom of operation.  The portfolio contains patents, trade secrets, and know-how.  Our technology can be grouped based on origin of progenitor or stem cells into adipose, umbilical cord, bone marrow and embryo.

Adipose-derived mesenchymal progenitor cell (haMPC) therapy:

●
CBMG’s IP portfolio of human adipose derived mesenchymal progenitor/stem cells (haMPC) is well-built and abundant. It covers almost every aspect of adipose stem cell medicine production, including acquisition of human adipose tissue acquisition, preservation, transportation, and storage, tissue, processing, stem cell purification, expansion, banking, formulation for administration, shipment, and administration methods.

●
It describes adipose derived cellular medicine formulations and their applications in treatment of degenerative diseases and autoimmune diseases, including osteoarthritis, systemic lupus erythematosus, rheumatoid arthritis, and anti-aging.

●	CBMG’s strong haMPC IP portfolio is distinguished from competitors’ by:
o	complete coverage of whole production process,
o	exceptional high yield of Stromal Vascular Fraction (SVF),
o	convenience of adipose tissue acquisition for banking service, and
o	preservation techniques enabling long distance shipment of finished cell medicine products.

Other therapeutic categories in our portfolio include umbilical cord-derived Mesenchymal Progenitor Cell (huMPC) therapy, bone marrow-derived Mesenchymal Progenitor Cells (hbMPC) therapy, embryonic stem cell-derived motor neuron progenitor cell therapy, and tumor stem cell targeted dendritic cell therapy.

Patents

The following is a brief list of our patents:

	China Patents	Patents In-Licensed from U.S.
Work in Process	4	—
Patents Filed, Pending	13	3
Granted	3	6
Total	20	9

Research and Development

We are a development stage company. Together with our 9 in-licensed U.S. Patents and twenty-four trade secret clinical protocols we believe we have a preliminary Intellectual Property (IP) platform containing the key elements needed to successfully commercialize our intellectual property in China.  Our intellectual property counsel, Xu & Partners, LLC based in Shanghai, has reviewed our intellectual property portfolio and in January 2013 issued an unqualified legal opinion regarding our freedom of operation.  We believe that to date we have built a solid IP platform, and going forward the work ahead involve continuing to narrowly develop application-specific IP that is value-added to our near term revenue.  Although we own substantial intellectual property, our primary focus is on commercialization and marketing within Greater China, and in-licensing of technology.  Accordingly we believe that our R&D budget will be a relatively small component of our overall capital expenditures, expected not to exceed 10% of CBMG's future revenue (unconsolidated) on an ongoing basis.

Employees

As of the date of this Report, we have 35 full time employees in China and we are in the process of adding more clinical trial and medical specialists.  73% of our employees are holders of medical, technical or scientific credentials and qualifications, and 40% of our employees hold advanced degrees.

Facilities

Our corporate headquarters are located at 530 University Avenue in Palo Alto, California. We currently pay rent in the amount of $1,400 per month on a month-to-month basis.  We believe at the present time, our premises are sufficient for our operations and near term growth plans.

Item 3.02.    Unregistered Sales of Equity Securities

On February 6, 2013, and also as more fully described in Items 1.01 and 2.01 above, in connection with the Merger EastBridge issued a total of 3,638,932 shares of its common stock to the Pre-Merger shareholders of CBMG.  We relied on Regulation S, Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D, promulgated thereunder, to issue the securities.  Reliance on the foregoing exemptions was based upon the representations of the CBMG shareholders, which included, in pertinent part, that each of such shareholders were either non-US persons under Regulations S or “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such shareholders were acquiring common stock in the Merger for investment purposes for their own respective accounts and not as nominees or agents and not with a view to the resale or distribution thereof, and that each owner understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Reference is made to the disclosures set forth in Items 1.01 and 2.01 of this Form 8-K, which are incorporated herein by reference.

Item 5.01.    Changes in Control of Registrant

Other than the transactions and agreements disclosed in Item 2.01 of this Current Report on Form 8-K, we know of no arrangements which may result in a change in control.

Security Ownership of Certain Beneficial Owners and Management

The following table lists ownership of EastBridge Common Stock as of February 6, 2012, and includes shares issued in connection with the Merger on such date. The information includes beneficial ownership by (i) holders of more than 5% of EastBridge Common Stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.  Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of EastBridge Common Stock beneficially owned by them.  As of February 6, 2013, the Company had 5,301,045 shares of EastBridge Common Stock and no shares of preferred stock outstanding.  Except as otherwise indicated below, the address for each listed beneficial owner is c/o EastBridge Investment Group Corporation, 530 University Avenue, #17, Palo Alto, California 94301.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Named Executive Officers and Directors

Wen Tao (Steve) Liu Chief Executive Officer and Chairman of the Board	120,115	2.27%

Wei (William) Cao President, Chief Operating Officer and Director	122,518	2.31%

Andrew Chan Chief Financial Officer and Secretary	124,535	2.35%

Tony Liu Director	--	--

Keith Wong (1) Director	531,000	10.02%

Norm Klein (1) Director	149,562	2.82%

All Officers and Directors as a Group (6 persons)	1,047,730	19.76%

5% or more Stockholders

Global Health Investment Holdings Ltd.	2,402,299	45.32%

Keith Wong (1)	531,000	10.02%

(1)	The address for this beneficial owner is 8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona 85258.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Certain Officers

In connection with the closing of the Merger, on February 6, 2013 Keith Wong resigned as President and Chief Executive Officer of EastBridge and Norman Klein resigned as Chief Financial Officer, Chief Operating Officer and Investment Relations Officer of EastBridge.  Mr. Wong and Mr. Klein will continue to serve as directors of EastBridge.  In connection with Mr. Wong and Mr. Klein’s resignations as officers of the Company, their employment agreements with the Company were terminated at the Parent level.  Mr. Wong and Mr. Klein have entered into new employment agreements with EastBridgeSub as described in Item 1.01, which disclosures are incorporated by reference into this Item 5.02.

Appointment of Certain Officers

Effective February 6, 2013 in connection with completion of the Merger, the following persons were appointed as newly appointed executive officers and directors, as described in the table below (Wen Tao (Steve) Liu, Wei (William) Cao and Andrew Chan, individually, a “New Officer” and collectively, the “New Officers”):

Name	Age	Position
Wen Tao (Steve) Liu	56	Chairman of the Board and Chief Executive Officer
Wei (William) Cao	54	President, Chief Operating Officer and Director
Andrew Chan	55	Chief Financial Officer and Secretary

Wen Tao (Steve) Liu – Chairman of the Board and Chief Executive Officer

Dr. Liu has served as CEO of Cellular Biomedicine Group Inc. since March 2012. Dr. Liu has 29 year professional career in bringing new products from inception to mass market, encompassing biomedical, clean energy and semiconductors industries. Dr. Liu has led large organizations as well as entrepreneurial companies with a proven track record of delivering shareholder value.  He is experienced in multi-cultural business environments and has gained respect and trust from customers, colleagues and industry leaders.  Dr. Liu served as President and CEO of Seeo Inc. from July 2010 to Feb 2012, where he led a team of scientists and entrepreneurs for the commercialization of solid state lithium ion battery for electric vehicles and smart grid applications.  Under his leadership, Seeo received multiple funding from Department of Energy and venture capital firms. Seeo was elected to Global Cleantech 100 and top Energy Technology Startups in 2011.  Before that, Mr. Liu worked 25 years in semiconductor industry. From 2003 to 2009, he was President and CEO of Shanghai Huahong NEC Electronics Company, for which he received the White Magnolia Award from Shanghai Government for his contribution to international collaboration and economic development of the city. From 1989 to 2002, he was Vice President and GM of Peregrine Semiconductor, Vice President and GM of Integrated Device Technology, and Managing Director of Quality Semiconductor Australia. Mr. Liu served at Cypress Semiconductor in various engineering capacity from 1984 to 1989.  Mr. Liu earned a Bachelor’s degree in Chemistry from Nanjing University, Nanjing China. He holds a Master and Doctorate in Chemistry from Rensselaer Polytechnic Institute, Troy New York. In considering Dr. Liu's eligibility to serve on the Board, the Board considered Mr. Liu’s prior experience as a leader and executive officer and his educational background.

Wei (William) Cao – President, Chief Operating Officer and Director

Since August 2010, Dr. Cao has served as President, COO and director of Cellular Biomedicine Group Ltd.  From August 2006 until July 2010, Dr. Cao served as general manager and chairman of Affymetrix China, which is considered a leader in the genetic analysis industry. Dr. Cao has over 30 years of professional experience in scientific research, products development and startups.  He received the nationally recognized White Magnolia Award from Shanghai City for his contribution to international collaboration and economic development of the city.  He served as Technical Manager for Bayer Diagnostics Asia Pacific region (now Siemens), General Manager of GenoMultix Ltd. and President of Wuxi New District Hospital.  Dr. Cao has extensive research experience in the immune-pharmacology field at Harvard Medical School and Stanford University Medical Center.  He has been invited as a Guest Scientist by the Department of Histology and Embryology of Fudan University Medical College, Shanghai China. Dr. Cao holds a Bachelor’s degree in Medicine from Fudan University Medical College, Shanghai China, and PhD degree in Pharmacology from Medical College of Virginia, Richmond Virginia. He is the inventor named in 26 patents in the field of genetic analysis and stem cell technology, especially adipose derived stem cell preparation and its disease treatment applications.  In considering Dr. Cao's eligibility to serve on the Board, the Board considered Dr. Cao’s scientific background and experience in the biotech industry.

Andrew Chan - Chief Financial Officer and Secretary

Mr. Chan has served as Chief Financial Officer of Cellular Biomedicine Group Ltd. since February 2011.  From 2003 until 2011, Mr. Chan was with Jazz Semiconconductor and held various management roles focusing on business operations, business and corporate development. Prior to 2003, Mr. Chan was Vice President of Business Operations and Supply Chain Management for Mindspeed Technologies and in 2000, he served as Vice President of Supply Chain Management at Conexant Systems.  Previously, Mr. Chan’s focus was in aviation and aerospace services.  He served in diverse technical and operations management roles at Eastern Airlines, Continental Express and at Allied Signal (now called Honeywell) as Sr. Director of Strategic Business Development.  Mr. Chan earned a B.S. degree in Management from Embry Riddle Aeronautical University and an MBA with specialization in Computer System Management and Operations Research from Nova University.   He also holds a Jurisprudence Doctorate (J.D.) degree from South Texas College of Law.

Appointment of Directors

Effective on February 6, 2013 upon the closing of the Merger, Wen Tao (Steve) Liu and Wei (William) Cao were each appointed to the board of directors of the Company as management directors.

Reference is made to the biographical information above for Wen Tao (Steve) Liu and Wei (William) Cao.

Additionally, Mr. Tony Liu was appointed on February 6, 2013 as an independent non-employee director.  His biographical information appears below:

Tony Liu – Director

Since January 2013, Mr. Liu has served as the Corporate Vice President at Alibaba Group, handling Alibaba's oversea investment. Since joining Alibaba in 2009, Mr. Liu has severed in various positions including Corporate Vice President at B2B corporate investment, corporate finance, and General Manager for a global ecommerce platform.  From July 2011 to December 2012, he served as CFO for HiChina, a subsidiary of Alibaba, an internet infrastructure service provider.  Prior to joining Alibaba, Mr. Liu spent 19 years at Microsoft Corporation where he served a variety of finance leadership roles. He was the General Manager at Corporate Strategy looking after Microsoft China investment strategy and Microsoft corporate strategic planning process.  Mr. Liu was a leader in Microsoft corporate finance organization during the 1990s as Corporate Accounting Director.  He was recognized within Microsoft as driving an efficient worldwide finance consolidation, reporting, internal management accounting policy process and showcased Microsoft’s best practices to many fortunate 500 companies in U.S.  Mr. Liu earned a B.S. degree in Physics from Suzhou University, Suzhou, PRC and has completed MBA/MIS course work at Seattle Pacific University.  Mr. Liu obtained his Washington State CPA certificate in 1992.  In considering Mr. Liu's eligibility to serve on the Board, the Board considered Mr. Liu’s financial background and business experience in China.

Mr. Wen Tao (Steve) Liu, Mr. Cao and Mr. Tony Liu’s’ election to the Board will be effective upon the Company’s compliance with the provisions of Section 14(f) of the Securities Act and Rule 14(f)-1 thereunder.

There are no family relationships between the Company and the New Officers or the newly appointed directors.  The Company has had no transaction since the beginning of its last fiscal year, and has no transaction proposed, in which the New Officers or directors, or any member of their immediate family, has a direct or indirect material interest.

Compensatory Arrangements with Officers and Directors

Reference is made to the Executive Employment Agreements and agreements with directors in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 5.02.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

2.1	Agreement and Plan of Merger dated November 13, 2012 (1)

2.2	Amendment No. 1 dated January 15, 2013, to Agreement and Plan of Merger (2)

2.3	Amendment No. 2 dated January 31, 2013, to Agreement and Plan of Merger (3)

2.4	Amendment No. 3 to the Agreement and Plan of Merger dated February 6, 2013

10.1	Contribution Agreement by and between EastBridge Investment Group Corporation and EastBridge Investment Corp. dated February 5, 2013

10.2	Executive Employment Agreement - Wen Tao (Steve) Liu

10.3	Executive Employment Agreement - Wei (William) Cao

10.4	Executive Employment Agreement - Andrew Chan

10.5	Form of Director Letter Agreement

10.6	Form of Indemnification Agreement for Non-Independent Directors

10.7	Form of Indemnification Agreement for Independent Directors and Officers

10.8	Lockup Agreement

10.9	Deferred Compensation Agreement by and between EastBridge Investment Group Corporation, Keith Wong and Norman Klein dated February 5, 2013.

10.10	Employment Agreement by and between EastBridge Investment Corp. and Keith Wong dated February 6, 2013

10.11	Employment Agreement by and between EastBridge Investment Corp. and Norman Klein dated February 6, 2013

(1)	Incorporated by reference to Exhibit 2.1 on Form 8-K filed on November 20, 2012.

(2)	Incorporated by reference to Exhibit 2.1 on Form 8-K filed on January 22, 2013.

(3)	Incorporated by reference to Exhibit 2.1 on Form 8-K filed on February 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EastBridge Investment Group Corporation

Date: February 12, 2013	By:	/s/ Andrew Chan
Andrew Chan
Chief Financial Officer